LIVEDEAL, INC.

NOTE AND WARRANT PURCHASE AGREEMENT

Up to $2,000,000 Principal Amount
Senior Subordinated Convertible Promissory Notes
and
Warrants for the Purchase of
Shares of Common Stock
$.001 Par Value Per Share

April 3, 2012

To Isaac Capital Group LLC
3525 Del Mar Heights Road, Suite 765
San Diego, California 92130

The undersigned, LiveDeal, Inc., a Nevada corporation (the "Company"), proposes to issue and sell to Isaac Capital Group LLC, a Delaware limited liability company (the "Purchaser") for cash up to $2,000,000 in principal amount of the Company's Senior Subordinated Convertible Notes, comprised of $250,000 in principal amount on the date hereof and up to $1,750,000 of other Senior Subordinated Convertible Notes issued and sold pursuant to Section 1.2 due in accordance with the terms thereof (collectively, the "Notes"), and Warrants (the "Warrants") for the purchase of the outstanding Common Stock (defined below) of the Company on the terms and conditions set forth in each such Warrant.

The Notes and Warrants will be issued pursuant to and subject to the terms and conditions of this Agreement (the terms "Agreement" or "Purchase Agreement" as used herein or in any Exhibit or Schedule hereto shall mean this Agreement and the Exhibits and Schedules hereto individually and collectively as they may from time to time be modified or amended).

As used in this Agreement, the following terms shall have the following meanings:

"Affiliate" shall mean, with respect to any Person, a stockholder, executive officer, director, manager or any other Person directly or indirectly controlling, controlled by or under common control with such Person, where "control" means the possession, directly or indirectly, of power to direct or cause the direction of the management or policies of an entity.

"Business Day" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Nevada are authorized or required by law to close.

"Change of Control Transaction" shall mean (a) a sale, lease or other disposition of assets or properties of the Company and its Subsidiaries (calculated on a consolidated basis)

having a book value of fifty-one percent (51%) or more of the book value of all the assets and properties thereof, or (b) any transaction in which one or more persons (other than a holder of capital stock of the Company on the First Closing Date, or an Affiliate of or successor to any such holder) shall after the First Closing Date directly or indirectly acquire from the holders thereof, by purchase or in a merger, consolidation or other transfer or exchange of outstanding capital stock, ownership of or control over capital stock of the Company (or securities exchangeable for or convertible into such stock or interests) entitled to elect a majority of the Company's Board of Directors or representing at least fifty-one percent (51%) of the number of shares of common stock outstanding.

"Closing" shall have the meaning set forth in Section 1.4 hereof.

"Closing Date" shall have the meaning set forth in Section 1.4 hereof.

"Code" shall have the meaning set forth in Section 2.3 hereof.

"Common Stock" shall mean the common stock of the Company, par value $.001 per share; provided, however, that, in the event of any capital reorganization or reclassification of the common stock of the Company, or any consolidation or merger of the Company with another corporation, or the sale or transfer of all or substantially all of its assets to another corporation shall be effected in such a way that holders of Common Stock shall be entitled to receive stock, securities or similar equity interests with respect to or in exchange for common stock, then the term "Common Stock" shall mean, for all purposes, such stock, securities or similar equity interests.

"Disclosure Reports" shall mean all reports, schedules, forms, statements, and other documents required to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act and/or the Exchange Act, and the rules and regulations promulgated under each, including pursuant to Section 13(a) or 15(d) of the Exchange Act, as well as all amendments to such filings and reports and all exhibits and documents incorporated by reference therein or attached thereto, that have been filed as of the applicable Closing.

"ERISA" means the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.

"Event of Default" shall have the meaning set forth in Section 7 hereof.

"Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

"Existing Loan Agreement" shall mean that certain Loan Agreement dated May 13, 2011, as amended, restated, supplemented or otherwise modified from time to time, for a loan in principal amount of $1,000,000 by Everest Group LLC to Company and the other Debtors (as defined and set forth therein).

"GAAP" shall mean generally-accepted accounting principles within the United States of America, consistently applied.

"Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" shall have the meaning set forth in Section 1.5 hereof.

"Guaranty" shall have the meaning set forth in Section 4.1.3 hereof.

"Indemnified Parties" shall have the meaning set forth in Section 12.6 hereof.

"Indemnifying Parties" shall have the meaning set forth in Section 12.6 hereof.

"Initial Purchase" shall have the meaning set forth in Section 1.1 hereof.

"Interest Rate" shall have the meaning set forth in Section 1.1 hereof.

"Material Adverse Effect" shall have the meaning set forth in Section 3.4 hereof.

"Material Indebtedness" shall mean indebtedness incurred pursuant to the Existing Loan Agreement.

"Maturity Date" shall have the meaning set forth in Section 1.1 hereof.

"Notes" shall have the meaning set forth in the Preamble.

"Organizational Documents" shall mean, as to any corporation, limited liability company or limited partnership (a) its certificate or articles of incorporation or formation or certificate of limited partnership, and all amendments thereto, and (b) its By-laws, limited liability company agreement or partnership agreement, and all amendments thereto.

"Permitted Indebtedness" shall mean (a) indebtedness created hereby, (b) indebtedness evidenced by Subsequent Purchases issued in compliance with Section 1.2. hereof, and (c) the Existing Loan Agreement.

"Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

"Purchaser" shall have the meaning set forth in the Preamble.

"Securities Act" shall mean the Securities Act of 1933, as amended.

"Subsequent Purchase" shall have the meaning set forth in Section 1.2 hereof.

"Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any

contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries. Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.

"Transaction Documents" shall mean the Purchase Agreement, the Notes (including each Guaranty affixed thereto) and the Warrants.

"Warrants" shall have the meaning set forth in the Preamble.

"Warrant Holder" or "Warrantholder" shall mean shall mean the registered holder or holders of the Warrants or any related Warrant Shares.

"Warrant Securities" shall mean, collectively, the Warrant Shares and the Warrants.

"Warrant Shares" shall mean Shares of Common Stock issued or issuable upon exercise of the Warrants.

In connection with the issuance of the Notes and the Warrants, the Company agrees with each of the Purchaser and the Purchaser severally agree with the Company as follows:

Section 1. Purchase and Sale of the Notes and Warrants.

1.1 Initial Issuance of the Notes. Subject to the terms and conditions of this Agreement, the Company agrees to sell to Purchaser, and Purchaser agrees to purchase from the Company for cash, on the First Closing Date, at par, a Note in the principal amount of $250,000 (the "Initial Purchase"). Such Note shall (a) be dated the date hereof, (b) be substantially in the form of Exhibit A hereto with the blanks appropriately completed in conformity herewith, (c) be payable on the date which is one year from the date hereof (the "Maturity Date") and (d) bear interest (based on a 360 day year counting actual days elapsed) from the date of issuance thereof until due and payable, unless earlier prepaid in full or converted, at the rate equal to eight percent (8.00%) per annum (the "Interest Rate"). All interest on each Note shall be payable in cash on the Maturity Date or upon prepayment in full or conversion of such Note. Notwithstanding anything to the contrary in this Agreement or the Notes, the Maturity Date may be extended for up to one (1) year at the option of the Company in the event that no Event of Default has occurred and is continuing, and the Company is in material compliance with its agreements and covenants hereunder and under the Notes, as of the Maturity Date.

1.2 Subsequent Issuance of Notes. Purchaser hereby agrees, for a period of one (1) year from the date hereof, upon at least three (3) Business Days advance written notice from the Company, to purchase from the Company for cash, additional Notes (each a "Subsequent Purchase") in an aggregate principal amount of up to $1,750,000; provided, however, that no Subsequent Purchase shall be in an amount that is less than $100,000. Each of such Notes shall (a) be dated the date of issuance thereof, (b) be substantially in the form of

Exhibit A hereto with the blanks appropriately completed in conformity herewith, (c) be payable on the Maturity Date and (d) bear interest at the Interest Rate.

1.3 Payment of Purchase Price. The purchase price for the Notes shall be payable on the date of issuance thereof in cash by wire transfer of immediately available funds pursuant to the Company's written instructions.

1.4 Closing Date. The closing of the Initial Purchase and sale of the Notes shall take place upon the satisfaction or waiver of the conditions set forth in Section 4.1 hereof, on the date this Agreement is executed and delivered (the "First Closing Date"), at such time and place as shall be mutually agreed to by the parties hereto. The parties shall reasonably agree as to the time and place for closings with respect to any Subsequent Purchases (such closings, together with the initial closing, the "Closings" and each a "Closing"). At each Closing, the Company shall deliver to the Purchaser the Note purchased by Purchaser and the Warrants to be issued to the Purchaser at such Closing and the Purchaser shall deliver the purchase price (less any agreed deductions) by wire transfer of immediately available funds pursuant to the Company's written instructions.

1.5 Guaranties. The obligations of the Company under this Agreement, the Notes and the other Transaction Documents shall be guaranteed, as and to the extent provided in each Guaranty affixed to the Notes, by each current and future Subsidiary of the Company (collectively, the "Guarantors"). The current Subsidiaries of the Company are set forth on Exhibit B.

Section 2. Warrants.

2.1 Issuance. As part of each Closing, the Company shall issue to the Purchaser a Warrant to purchase Warrant Shares at an exercise price equal to a 20% premium to the conversion price of the applicable Notes to which such Warrants correspond. The Warrant shall be entitled to a cashless exercise exercisable and for a term of five (5) years.

2.2 Warrant Certificates. Each Warrant shall be represented by a warrant certificates substantially in the form of Exhibit C hereto, with all blanks completed in conformity with the terms of this Agreement.

2.3 Original Issue Price. The Company, on the one hand, and the Purchaser, on the other hand, having adverse interests and as a result of arm's length bargaining, agree that, for the purpose and within the meaning of Section 1271 et seq. of the Internal Revenue Code of 1986, as amended (the "Code"), the aggregate purchase price for each Note and the corresponding Warrants shall be determined by the Company in its reasonable discretion. Each of the Company and the Purchaser acknowledges and agrees that this Agreement and the issuance of the Warrants hereunder in connection with the Notes does not create original issue discount on the Notes other than that indicated by the allocation of the purchase price provided above, for accounting or federal income tax purposes, and they agree to adhere to this Agreement for such purposes and not to take any action inconsistent herewith.

Section 3. Representations and Warranties.

In order to induce the Purchaser to purchase the Notes and Warrants, the Company hereby represents and warrants to, and agrees with, the Purchaser and its respective successors, endorsees and assigns that, as of the date hereof with respect to the Initial Purchase and as of the date of each Closing for each Subsequent Purchase that, except as set forth in the Disclosure Reports:

3.1 No Default. No Event of Default and no event, condition, act or omission to act, which with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred and is continuing or will have occurred and be continuing at the time of or immediately after the Closing Date.

3.2 Organizational Documents. Each of the Company and its Subsidiaries has delivered or made available to the Purchaser an accurate and complete copy of its Organizational Documents and all amendments thereto.

3.3 Existence and Qualification. Each of the Company and its Subsidiaries is a corporation, limited liability company or limited partnership validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation. Each of the Company and its Subsidiaries is duly qualified to do business and in good standing as a foreign entity in each jurisdiction where its failure to so qualify or be in good standing as a foreign entity could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, or the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under the Transaction Documents (a "Material Adverse Effect").

3.4 Power and Authority.

(a) Each of the Company and its Subsidiaries has all corporate, limited liability company or partnership power and authority necessary to own, operate or lease its properties and assets and to conduct its business as now conducted by it.

(b) Each of the Company and its Subsidiaries has all corporate power and authority necessary to borrow under the Purchase Agreement and to issue the Notes and the Warrants, and to execute, deliver and perform the Transaction Documents to which it is a party.

(c) Each of the Company and its Subsidiaries has taken all corporate action required to authorize the borrowings under the Purchase Agreement, the issuance of the Notes and the Warrant, and the execution, delivery and performance of the Transaction Documents to which it is a party.

(d) Each of the Guarantors has all corporate, limited liability company or partnership power and authority and has taken all action required to authorize the execution, delivery and performance of the Transaction Documents to which it is a party.

3.5 Due Execution and Delivery. Each of the Company and its Subsidiaries has duly executed and delivered each of the Transaction Documents to which it is a party. The

certificates representing the Notes and Warrants have been duly and properly executed and delivered.

3.6 Consents; Governmental Approvals. Except for such consents as may be required pursuant to the Existing Loan Agreement, no consent or approval of any person, firm or corporation, and no consent, license, approval or authorization of, or registration, filing or declaration with, any governmental authority, bureau or agency is required to be obtained or made by or on behalf of the Company or any of its Subsidiaries in connection with the issuance of the Notes or the Warrants, the execution, delivery or performance of any of the Transaction Documents or the completion of the transactions contemplated thereby, except for the approval of the Board of Directors of the Company and the approval of the managers or general partners of the Subsidiaries, as applicable, the approval of the stockholders of the Company and the approval of the members or the limited partners of the Subsidiaries, as applicable, each of which shall have been obtained or made prior to the Closing Date.

3.7 Binding Effect. Each of the Transaction Documents to which any of the Company or any of its Subsidiaries is a party is its legal, valid and binding obligation, enforceable against Company or such Subsidiary in accordance with its terms.

3.8 Absence of Conflicts. The issuance of the Notes and the Warrant by the Company, and the execution, delivery and performance of the Transaction Documents by the Company and its Subsidiaries do not and will not (a) conflict with or violate any provision of the Organizational Documents of the Company or the Subsidiaries, (b) except for the Existing Loan Agreement, conflict with or result in a violation, breach or default by the Company or any of its Subsidiaries under (i) any provision of any existing statute, law, rule or regulation binding on it or any order, judgment, award, decree, license or authorization of any court or governmental instrumentality, authority, bureau or agency binding on it, or (ii) any mortgage, indenture, lease or other contract, agreement, instrument or undertaking to which it is a party or will be a party immediately after the Closing Date, or by which or to which it or any of its property or assets is now or immediately after the Closing Date will be bound or subject, or (c) result in the creation or imposition of any lien, encumbrance or other charge on any of its properties or assets, except for liens permitted by Section 6.1 or liens in favor of the Purchaser created by the Purchase Agreement and Transaction Documents, except in the case of clause (b) for violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

3.9 Litigation. No litigation, proceedings or investigations of or before any court, arbitrator or governmental authority are currently pending or threatened against Company or any of its Subsidiaries or pending or threatened against any other person, firm or corporation, which (a) question the validity or the enforceability of, or otherwise seek to restrain the performance of, any of the Transaction Documents or any actions taken or to be taken thereunder, (b) in any one case are material or (c) in the aggregate are reasonably likely to have a Material Adverse Effect.

3.10 No Defaults; Adverse Changes. Neither the Company nor any of its Subsidiaries is, or immediately after the Closing Date will be, in default under or in violation of (a) its Organizational Documents, (b) except for the Existing Loan Agreement, any agreement or instrument to which it is a party or will then be a party, (c) any statute, rule, writ, injunction,

judgment, decree, order or regulation of any court or governmental authority having jurisdiction over it, or (d) any license, permit, certification or approval requirement of any customer, supplier, governmental authority or other person, in any way that, in the case of (b), (c) or (d) above, could reasonably be expected to have a Material Adverse Effect. There is no proposed legislative or regulatory change, any threatened or pending revocation of any license or right to do business with respect to the Company or any of its Subsidiaries, or any threatened or pending labor trouble, condemnation, requisition or embargo that could reasonably be expected to have a Material Adverse Effect.

3.11 Financial Statements. The Purchaser have been furnished with audited consolidated financial statements of the Company and its Subsidiaries for the fiscal year ended December 31, 2011 or, with respect to a Subsequent Purchase, the audited consolidated financial statements of the Company and its Subsidiaries for the most recently competed fiscal year as required by Section 5.1.1 and the unaudited consolidated financial statements of the Company and its Subsidiaries for the most recently competed fiscal quarter as required by Section 5.1.2. Such financial statements have been prepared in accordance with GAAP, consistently applied, and fairly present the financial condition and the results of operations of the Company and its Subsidiaries, as the case may be, subject, in the case of interim financial statements, to (i) year-end adjustments, which individually and in the aggregate will not be materially adverse, and (ii) the absence of footnotes.

Section 4. Conditions Precedent.

4.1 Conditions to the Purchaser's Obligations on each Closing Date. The obligation of Purchaser to purchase Notes and the Warrants hereunder at each Closing shall be subject to the satisfaction of each of the following conditions precedent on the date of such Closing:

4.1.1 Representations. All representations and warranties made in Section 3 of this Agreement and in any other agreement, certificate or instrument furnished to the Purchaser in connection herewith, shall be true and correct with the same force and effect as though such representations and warranties had been made at the time of, and immediately after giving effect to, the sale of the Notes and the Warrant on the Closing Date.

4.1.2 No Default. At the time of and immediately after giving effect to the sale of the Notes and the Warrant on the Closing Date there shall exist no Event of Default and no condition, event or act that, with the giving of notice or lapse of time, or both, would constitute such an Event of Default.

4.1.3 Guaranty. (a) The Purchaser shall have received a Guaranty in favor of the Purchaser dated as of the First Closing Date, affixed to the applicable Note and in form and substance reasonably satisfactory to the Purchaser, duly executed by each of the Guarantors (the "Guaranty") and, with respect to each Closing Date of a Subsequent Investment, shall have received all joinders thereto required pursuant to Section 5.11.

4.1.4 No Adverse Change. There shall have been (i) since December 31, 2011 or, with respect to a Subsequent Purchase, the most recently competed fiscal year, no material adverse change in the assets, business, operations, properties or financial condition of the Company and its Subsidiaries, taken as a whole, (ii) no material adverse change or disruption in the financial markets, the capital markets or the industries of the Company and its Subsidiaries that could affect the Company or the Purchaser and (iii) no litigation commenced which, if successful, could reasonably be expected to have a Material Adverse Effect or which would in any way interfere with the transactions contemplated by this Agreement.

4.1.5 Additional Documents. Purchaser shall have received all such other agreements, documents, instruments, approvals, certificates, opinions and information as Purchaser shall reasonably request in connection with this Agreement, the Notes, the Warrants, the other Transaction Documents and the transactions herein and therein contemplated, including, without limitation, those specified in the list of closing documents delivered by the Purchaser to the Company, all of which shall be in form and substance reasonably satisfactory to the Purchaser and its counsel.

Section 5. Affirmative Covenants.

The Company covenants and agrees that it will:

5.1 Financial Statements and Information. Furnish or cause to be furnished to each of the Purchaser the following financial statements and information:

5.1.1 As soon as available, but in any event within one hundred twenty (120) days after the close of each fiscal year of the Company, audited consolidated and unaudited consolidating balance sheets of the Company and of each of its Subsidiaries as of the close of such fiscal year, and audited consolidated and unaudited consolidating statements of income and retained earnings and cash flows of the Company and of each of its Subsidiaries for such fiscal year, together with (a) copies of the reports and certificates relating thereto of independent certified public accountants of recognized standing selected by the Company and reasonably satisfactory to the Purchaser, (b) such accountants' letter to management relating to such financial statements, and (c) a report of the chief executive officer or the chief financial officer of the Company containing management's discussion and analysis of the Company's financial condition, results of operations and affairs for such year.

5.1.2 As soon as available but in any event within forty-five (45) days after the close of each quarter of each fiscal year of the Company, unaudited consolidated and consolidating balance sheets of the Company and of each of its Subsidiaries as of the last day of such quarter and unaudited consolidated and consolidating statements of income and retained earnings and cash flows of the Company and of each of its Subsidiaries for such quarter and for the period from the beginning of the fiscal year to the end of such quarter, each such balance sheet and statement of income and retained earnings and changes in financial position to be certified by the chief executive officer and the chief financial officer of the Company, in his individual capacity, as fairly presenting in all

material respects the financial condition and results of operation of the Company or such Subsidiary, provided that any such certificate may state that the accompanying balance sheet and statements are subject to normal year-end adjustments.

5.2 Corporate Existence and Business. Maintain, and cause each Subsidiary to maintain, its separate corporate, limited liability company or partnership existence, as applicable, and its qualification and good standing in all States in which the failure to so qualify or be in good standing could reasonably be expected to have a Material Adverse Effect; and carry on business of the same general types presently conducted by it.

5.3 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and covering such risks as shall be required by law or by any agreement to which the Company or such Subsidiary is a party, and in any event, insurance with such limits and covering such risks as is customary for companies engaged in the same or a similar business in the same general areas, and cause each such policy to be endorsed to provide the Purchaser at least 30 days' prior written notice of any cancellation, non-renewal or amendment. Promptly give notice to Purchaser of any cancellation or lapse in coverage of any policy of insurance maintained by the Company or any Subsidiary

5.4 Access to Properties and Information. (a) Provide and cause its Subsidiaries to provide such information concerning the operations of the Company and of its Subsidiaries as Purchaser may from time to time reasonably request in writing; (b) upon reasonable advance notice permit, and cause each Subsidiary to permit, representatives of Purchaser full and free access during normal business hours to its management personnel, properties, books and records, allow and cause each Subsidiary to allow the members of its management to discuss the affairs, finances and business of the Company and such Subsidiary with Purchaser, and permit and cause each Subsidiary to permit the Purchaser to consult with and advise its directors and officers on the management of its business; and (c) upon request by a Purchaser, direct, and cause each Subsidiary to direct, its independent accountants to discuss the affairs, finances and business of the Company and its Subsidiaries with Purchaser.

5.5 Notices. Promptly give notice to Purchaser of:

(a) any litigation, proceeding, investigation or claim that relates in whole or in part to this Agreement or any of the Notes and the Warrants;

(b) any litigation, proceeding, investigation or claim against or, after the Company becomes aware of the same, affecting the Company or any Subsidiary that can reasonably be expected to materially adversely affect the financial condition or business of, or to result in a material liability of or judgment or order against, the Company and its Subsidiaries (taken as a whole), whether or not covered by insurance; or

(c) the occurrence or claimed occurrence of an Event of Default specified in Section 7.

The Company shall furnish to Purchaser from time to time all information that Purchaser shall reasonably request with respect to the status of any such litigation, proceeding, investigation or claim to which the Company or any Subsidiary is a party.

5.6 Obligations. Pay, discharge or otherwise satisfy, and cause each Subsidiary to pay, discharge or otherwise satisfy, all its obligations and liabilities, whether for labor, materials, supplies, services or anything else, before they become delinquent, except to the extent that (a) appropriate reserves therefor have been provided on its books and the validity or amount of such liability or obligation is being contested in good faith and by appropriate proceedings, and (b) the failure to pay or discharge the same could not reasonably be expected to have a Material Adverse Effect.

5.7 Maintenance of Property. Maintain, keep and preserve, and cause each Subsidiary to maintain, keep and preserve, all of its properties used or useful in its business in good repair, working order and condition (ordinary wear and tear excepted) and from time to time make all necessary and proper repairs, renewals, replacements and improvements thereto; and maintain, preserve and protect all licenses, copyrights, patents and trademarks owned or held under license and material to the business of the Company or any Subsidiary (excluding any owned by suppliers of the Company and its Subsidiaries).

5.8 Maintenance of Records. Keep and cause its Subsidiaries to keep proper books of record and account in which full, true and correct entries will be made, in accordance with generally accepted accounting principles, of all dealings or transactions of or in relation to the business and affairs of the Company and its Subsidiaries.

5.9 Compliance with Applicable Law. Comply, and cause each Subsidiary to comply, with each statute, law, rule, regulation, order or other governmental requirement, noncompliance with which (in any one instance or in the aggregate) is reasonably likely to materially and adversely affect (a) the business, operations, property or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the Company's ability to perform its obligations under the Transaction Documents.

5.10 Further Assurances. Execute and deliver or cause to be executed and delivered such further instruments and do or cause to be done such further acts as may be reasonably necessary to carry out this Agreement.

5.11 Additional Note Guarantors. If, after the First Closing Date hereunder, Company shall acquire or create another Subsidiary, then, in each such case, Company shall cause such Subsidiary to execute and deliver to the Purchaser a joinder to each Guaranty affixed to the Notes in form and substance reasonably satisfactory to the Purchaser pursuant to which such Subsidiary shall guarantee all of the Company's obligations under the Notes and this Purchase Agreement.

Section 6. Negative Covenants.

The Company covenants and agrees that it will not:

6.1 Liens and Encumbrances. Contract, create, incur, assume or suffer to exist, or permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist, any mortgage, pledge, security interest, lien or other charge or encumbrance of any kind (including the charge upon property purchased under any conditional sale or other title retention agreement)

upon or with respect to any of its or their property or assets, whether now owned or hereafter acquired, except:

6.1.1 Liens in connection with worker's compensation, unemployment insurance or other social security or similar obligations;

6.1.2 Deposits or pledges securing the performance of bids, tenders, contracts (other than deposits of cash to secure the payment of money by the Company or any of its Subsidiaries), leases, statutory obligations, surety and appeal bonds and other obligations of like nature made in the ordinary course of business;

6.1.3 Mechanics', carriers', landlords', warehousemen's, workers', materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due or which are being contested in good faith;

6.1.4 Liens for taxes, assessments, levies or governmental charges imposed upon the Company or its Subsidiaries or their respective properties, operations, income, products or profits, which shall not at the time be due or payable or if the validity thereof is being contested in good faith by appropriate proceedings;

6.1.5 Reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other similar title exceptions or encumbrances affecting real property which do not materially detract from the value of the property affected or materially interfere with the ordinary conduct of the business of the Company or any Subsidiary;

6.1.6 Attachment, judgment and other similar liens arising in connection with court proceedings, provided that the execution or other enforcement thereof is effectively stayed (including stays resulting from the filing of an appeal) within sixty (60) days and the claims secured thereby are being contested in good faith by appropriate proceedings;

6.1.7 Capital lease obligations or security interests securing purchase money indebtedness not otherwise prohibited hereunder, provided that such security interests do not extend or attach to assets other than those acquired with the proceeds of such indebtedness;

6.1.8 Leases of real property; and

6.1.9 Liens existing on the date hereof and set forth in the Disclosure Reports.

6.2 Loans. Lend money or credit, or make or permit to be outstanding loans or advances, to any person, firm or corporation or other enterprise, or permit any Subsidiary to lend, make or permit any of the foregoing, except:

6.2.1 Loans or advances in the nature of deposits or prepayments to subcontractors, suppliers and others in the ordinary course of business;

6.2.2 Loans or advances between Subsidiaries and the Company, between Subsidiaries; and

6.2.3 Loans or advances to employees, not exceeding $10,000 in the aggregate at any one time outstanding.

6.3 Investments. Purchase, acquire or own, or make any investment in, or permit any Subsidiary to purchase, acquire or own, or make any investment in, the stock or obligations of any person, firm, joint venture, corporation, partnership or other entity or any government or instrumentality thereof, except (a) direct obligations of the United States of America or agencies thereof, in each case with a maturity of less than one (1) year, (b) certificates of deposit of or other time deposits with banks having net worth in excess of US$1,000,000,000, maturing in not more than one (1) year, (c) investments in open-end investment companies registered under the Investment Company Act of 1940 which invest in money market and other debt securities with maturities generally not exceeding one (1) year, (d) investments in capital stock of Subsidiaries, and (e) cash capital contributions by the Company to the Subsidiaries.

6.4 Guaranties. Agree to purchase or repurchase the indebtedness of, or assume, guarantee (directly or indirectly or by instrument having the effect of assuring another's payment or performance or capability of so doing), endorse, or otherwise become obligated upon the indebtedness, stock, dividend or other obligation of, any person, firm, joint venture, corporation, partnership or other entity or suffer any thereof to exist, or permit any Subsidiary so to do, except (a) by endorsement of negotiable instruments for deposit or collection in the ordinary course of business, and (b) guaranties by the Company or any of its Subsidiaries of the obligations of the Company or any of its other Subsidiaries.

6.5 Liquidation or other Disposition of Business. Except in connection with any merger or consolidation of the Company with one or more of its Subsidiaries or the Subsidiaries with one or more other Subsidiaries, (a) wind up, liquidate its affairs or dissolve, or permit any Subsidiary to do so; enter into any transaction of merger or consolidation or permit any Subsidiary to do so; or (b) convey, sell, lease or otherwise dispose of all or (except inventory sold in the ordinary course of business) any substantial part of its assets or properties, or permit any Subsidiary to do so.

6.6 New Business; Acquisitions. (a) Substantially change, or permit any Subsidiary to substantially change, the nature of the business in which the Company or such Subsidiary is engaged as of the Closing Date, or (b) purchase or lease, or permit any Subsidiary to purchase or lease, any assets or properties if (i) such assets or properties would constitute a material part of the assets or properties of the Company or such Subsidiary, and (ii) such purchase or lease would not be in the ordinary course of the business of the Company or such Subsidiary, or (c) purchase or invest, or permit any Subsidiary to purchase or invest, directly or indirectly, in any assets or property other than assets or property useful and to be used in the business of the Company or any Subsidiary as then conducted or in a new business along the same general lines as its businesses then conducted.

6.7 Indebtedness. Directly or indirectly create, incur or assume, or otherwise be, become or remain liable on, or permit any Subsidiary to do so, any indebtedness for borrowed money or the deferred purchase price of property, any other liability evidenced by bonds, debentures, notes or similar instruments, or under leases required to be capitalized in accordance with GAAP, except Permitted Indebtedness.

6.8 Affiliates. Purchase, acquire or lease any property from, or sell, transfer or lease any property to, or permit any Subsidiary to do so, any Affiliate except (i) in transactions which are on terms comparable in all material respects to the terms which would prevail in an arm's-length transaction between unaffiliated third parties, and (ii) in transactions between the Company and any Subsidiary, or between Subsidiaries, not otherwise prohibited by this Agreement.

6.9 ERISA. Terminate or withdraw, or permit any Subsidiary to terminate or withdraw, from any plan defined in Section 4021(a) of ERISA in respect of which the Company or any Subsidiary is an "employer" or a "substantial employer" as defined in Sections 3(5) and 4001(a)(2) of ERISA, respectively, so as to result in any material liability of the Company or any of its Subsidiaries to the PBGC pursuant to Subtitle A of Title IV of ERISA or material liability of the Company or any of its Subsidiaries to such plan; engage, or permit any Subsidiary to engage, in any "prohibited transaction" (as defined in Section 4975 of the Code) involving any such plan which would result in a material liability for an excise tax or civil penalty in connection therewith; incur or suffer to exist, or permit any Subsidiary to incur or suffer to exist, any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any such plan; incur, or permit any Subsidiary to incur, any withdrawal liability in connection with a "complete withdrawal" or a "partial withdrawal", as defined in Sections 4203 and 4205, respectively, of ERISA, with respect to any multiemployer plan as defined in Section 3(37) of ERISA; establish, or permit any Subsidiary to establish, any new employee pension benefit plans; or increase or permit any Subsidiary to increase the benefits under any employee pension benefit plans.

6.10 Subordinated Debt. Make or permit any Subsidiary to make any principal, interest or other payment on, or purchase or acquire, or prepay, any indebtedness or obligation which is now or hereafter may be subordinated to the indebtedness evidenced by the Notes, except payments which are not in violation of the terms of the subordination of such indebtedness or obligation; or permit any notes, agreements or other instruments creating or evidencing indebtedness or other obligations subordinated to the Notes or any subordination agreement executed in connection with such indebtedness at any time to be modified or amended or any agreement or consent to be given thereunder, whereby (a) any provisions thereof relating to the subordination of such indebtedness or other obligations to the Company's indebtedness to the Purchaser are waived, modified or discharged, or (b) there is any change in the principal amount of or interest rate on such indebtedness or other obligations or any acceleration of the maturities therein provided.

Section 7. Events of Default.

In the event that:

7.1 The Company fails to pay (a) any principal of any Note when such amount becomes due in accordance with the terms thereof, or (b) any interest on any Note or any other payment of money required to be made to any of the Purchaser hereunder, within three (3) days after such amount becomes due in accordance with the terms hereof; or

7.2 Any representation or warranty made to the Purchaser in this Agreement or in any certificate, agreement or instrument executed and delivered to the Purchaser by the Company or any Subsidiary or by its accountants or officers pursuant to this Agreement is false, inaccurate or misleading in any material respect on the date as of which made; or

7.3 (a) the Company or any Subsidiary defaults in the performance of any term, covenant, agreement, condition, undertaking or provision of Section 6 hereof; or (b) the Company or any Subsidiary defaults in the performance of any other term, covenant, agreement, condition, undertaking or provision of this Agreement, any of the Notes or any other agreement or instrument executed and delivered to any of the Purchaser (or their agent) by the Company or any Subsidiary as provided in this Agreement or in connection with the transactions contemplated in this Agreement, and such default is not cured or waived within thirty (30) days after the Company receives notice of such default from a Purchaser or from a third party; or

7.4 the Company or any Subsidiary fails to pay any principal of or interest on any of its Material Indebtedness for a period longer than the grace period, if any, provided for such payment; or

7.5 a Change of Control Transaction occurs; or

7.6 (a) One or more final judgments, decrees or orders shall be entered against the Company or any Subsidiary involving in the aggregate a liability (not fully covered by insurance other than applicable deductibles) of $100,000 or more and all such judgments, decrees or orders shall not have been vacated, paid or discharged, dismissed, or stayed or bonded pending appeal (or other contest by appropriate proceedings) within sixty (60) days from the entry thereof; (b) pursuant to one (1) or more judgments, decrees, orders, or other proceedings, whether legal or equitable, any warrant of attachment, execution or other writ is levied upon any property or assets of the Company or any Subsidiary and is not satisfied, dismissed or stayed (including stays resulting from the filing of an appeal) within sixty (60) days; (c) all or any substantial part of the assets or properties of the Company or any Subsidiary are condemned, seized or appropriated by any government or governmental authority; or (d) any order is entered in any proceeding directing the winding up, dissolution or split-up of the Company or any Subsidiary; or

7.7 (a) Any event occurs of a type described in Section 4043(b) of ERISA with respect to, or any proceedings are instituted by the PBGC to have a trustee appointed to administer or to terminate, any plan referred to in Section 6.9 hereof, of the Company or any Subsidiary, which event or institution of proceedings is, in the reasonable opinion of the Purchaser, reasonably likely to result in a termination of such plan and to have a material adverse

effect upon the business, operations, assets or financial condition of the Company and its Subsidiaries as a consolidated entity; or (b) a trustee shall be appointed by a United States District Court to administer any such plan with vested unfunded liabilities that are material in relation to the business operations, assets or financial condition of the Company and its Subsidiaries as a consolidated entity; or

7.8 The Company or any Guarantor (a) commences any case, proceeding or other action (i) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or (b) is the debtor named in any other case, proceeding or other action of a nature referred to in clause (a) above which (i) results in the entry of an order for relief or any such adjudication or appointment or (ii) remains undismissed, undischarged or unbonded for a period of sixty (60) days, or (c) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence to, any order, adjudication or appointment of a nature referred to in clause (a) or (b) above, or (d) shall generally not be paying, shall be unable to pay, or shall admit in writing its inability to pay its debts as they become due, or (e) shall make a general assignment for the benefit of its creditors; or

7.9 On or at any time after the Closing Date (a) any of the Transaction Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or (b) the Company or any of its Subsidiaries contests the validity or enforceability of any Transaction Document in writing or denies that it has any further liability under any Transaction Document to which it is party, or gives notice to such effect;

then, and in any such event (an "Event of Default"), (x) if such event is of the type described in Section 7.8, the Notes shall automatically become due and payable, or (y) in any other such event, and at any time thereafter, if such event shall then be continuing, subject to the provisions of Section 8 Purchaser may, by written notice to the Company, declare due and payable the principal of, and interest on, the Notes held by Purchaser, whereupon the same shall be immediately due and payable. In the event that any of the Notes becomes or is declared due and payable prior to its stated maturity, the same shall become due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived.

Section 8. Effectiveness of Covenants; Consents.

8.1 Effectiveness of Covenants. The covenants contained in this Agreement shall continue in full force and effect until the Notes and all other indebtedness outstanding under this Agreement are paid in full whereupon they shall terminate and be of no further force or effect, except that the covenants enumerated in the next sentence shall continue in full force and effect with respect to Purchaser holding Warrants and Warrant Shares after the payment of the Notes and such other indebtedness. Any holder of Warrants or Warrant Shares who does not also hold a Note shall be deemed a Purchaser hereunder with respect to such holder's ownership

of Warrants or Warrant Shares solely for the purposes of Sections 2, 5.1.1, 5.1.2, 5.4, 5.5, 6.8, 8, 9, 10, 11, and 12.

8.2 Consents and Waivers. Any provision in this Agreement to the contrary notwithstanding, with the written consent of Purchaser holding two-thirds (2/3) or more of the aggregate principal amount then outstanding of the Notes, or after the Notes have been paid in full, two-thirds (2/3) or more of the outstanding Warrants and Warrant Shares, the Company may be relieved from the effect of any Event of Default or from compliance with any covenant, agreement or undertaking contained herein or in any instrument executed and delivered as herein provided, except the provisions for the payment or prepayment of the Notes, and the provisions of the Warrants.

Section 9. Investment Representation. Purchaser acknowledges (a) that the Notes and the Warrants being acquired by Purchaser are not being registered under the Securities Act on the ground that the issuance thereof is exempt from registration under Section 4(2) of the Securities Act as not involving any public offering, and (b) that the Company's reliance on such exemption is predicated in part on the representation hereby made to the Company by Purchaser that it is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act, and is acquiring its Notes and Warrants for investment for its own account, with no present intention of dividing its participation with others or reselling or otherwise distributing the same, subject, nevertheless, to any requirement of law that the disposition of its property shall at all times be within its control. None of the Purchaser is aware of any particular occasion, event or circumstance upon the occurrence or happening of which it intends to dispose of its Notes or Warrants.

Section 10. Transfers; Replacement of Notes.

10.1 Transfers. Purchaser shall be entitled to assign and transfer all or any part of its Notes or Warrants, or any interest or participation therein, and its related rights under this Agreement; and upon the assignment or transfer by Purchaser of all or any part of its Notes or Warrants or its interest therein (except in public offering registered under the Securities Act, or a sale pursuant to Rule 144 thereunder), the term "Purchaser" as used herein shall thereafter include, to the extent of the interest so assigned or transferred, the assignee or transferee of such interest.

10.2 Issuance of New Notes. The Company will at any time, at its expense, at the request of a holder of a Note, and upon surrender of such Note for such purpose, issue a new Note or Notes in exchange therefor, payable to the order of the holder or such person or persons as may be designated by such holder, dated the last date to which interest has been paid on the surrendered Note, or, if such exchange shall take place prior to the due date of the first interest payment, the date of issuance of such original Note, in such denominations as may be requested, in an aggregate principal amount equal to the unpaid principal amount of the Note so surrendered and substantially in the form of such Note with appropriate revisions. Upon such exchange the term "Note" as used herein shall include such new Note or Notes.

10.3 Replacement of Notes. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of any Note and, if requested in the case of

any such loss, theft or destruction, upon delivery of an indemnity bond or other agreement or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of such Note, the Company will issue a new Note, of like tenor and amount and dated the date to which interest has been paid, in lieu of such lost, stolen, destroyed or mutilated Note; provided, however, if any Note of which the Purchaser, its nominee, or any of its partners is the holder is lost, stolen or destroyed, the affidavit of an authorized partner or officer of the holder setting forth the circumstances with respect to such loss, theft or destruction shall be accepted as satisfactory evidence thereof, and no indemnification bond, or other security shall be required as a condition to the execution and delivery by the Company of a new Note in replacement of such lost, stolen or destroyed Note other than the holder's written agreement to indemnify the Company.

Section 11. Judicial Proceedings.

11.1 Each of the parties hereto irrevocably and unconditionally agrees to be subject to the exclusive jurisdiction of any Arizona State or Federal court sitting in the City of Phoenix over any suit, action or proceeding arising out of or relating to this Agreement or any of the Notes, Warrants or other Transaction Documents. To the fullest extent it may effectively do so under applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

11.2 The Company agrees, to the fullest extent they may effectively do so under applicable law, that a judgment in any suit, action or proceeding of the nature referred to in Section 11.1 brought in any such court shall, subject to such rights of appeal on issues other than jurisdiction as may be available, be conclusive and binding upon the Company and may be enforced in the courts of the United States of America or the State of Arizona (or any other courts to the jurisdiction of which the Company is or may be subject) by a suit upon such judgment.

11.3 Each of the parties hereto hereby irrevocably and unconditionally agrees (1) to the extent such party is not otherwise subject to service of process in the State of Arizona, to appoint and maintain an agent in the State of Arizona as such party's agent for acceptance of legal process, and (2) that, to the fullest extent permitted by applicable law, service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (1) or (2) above shall, to the fullest extent permitted by applicable law, have the same legal force and effect as if served upon such party personally within the State of Arizona.

11.4 Nothing in this Section 11 shall affect the right of any of the Purchaser to serve process in any manner permitted by law, or limit any right that any of the Purchaser may have to bring proceedings against the Company in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one (1) jurisdiction in any other jurisdiction.

11.5 THE COMPANY HEREBY EXPRESSLY WAIVES ANY RIGHTS IT MAY HAVE NOW OR HEREAFTER TO A JURY TRIAL IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE NOTES, THE WARRANTS OR THE OTHER TRANSACTION DOCUMENTS.

11.6 Upon breach or default by the Company with respect to any obligation hereunder, under the Notes, the Warrants or other Transaction Documents, the Purchaser (or their agents) shall be entitled to protect and enforce their rights at law, or in equity or by other appropriate proceedings for specific performance of such obligation, or for an injunction against such breach or default, or in aid of the exercise of any power or remedy granted hereby or thereby or by law.

Section 12. Miscellaneous.

12.1 Notices. All notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be deemed to have been given or made, and all financial statements, information and the like required to be delivered hereunder shall be deemed to have been delivered, five (5) days after deposited in the mails, registered or certified with postage prepaid, addressed to the Company at 2490 East Sunset Road, Suite 100, Las Vegas, Nevada 89120, Attention: President, and to the Purchaser at 3525 Del Mar Heights Road, Suite 765, San Diego, California 92130, or to such other address as any of them shall specify in writing to the other. No other method of giving notice is hereby precluded. Upon the reasonable request of Purchaser, the Company will deliver to Purchaser, at the Company's expense, additional copies of all financial statements, information and the like required hereunder.

12.2 Cumulative Remedies, Etc. No failure or delay on the part of any of the Purchaser in exercising any right, power or privilege hereunder, and no course of dealing between the Company and the Purchaser, or any of them, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the simultaneous or later exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Purchaser, or any of them, would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Purchaser, or any of them, to take any other or further action in any circumstances without notice or demand.

12.3 No Oral Changes; Assignment; Survival of Representations. This Agreement may not be changed or terminated orally. This Agreement shall be binding upon the Company and the Purchaser and its successors and assigns. Neither the Company nor the Purchaser shall not make any assignment of its rights under this Agreement, the Notes, the Warrants or other Transaction Documents or subject this Agreement, the Notes, the Warrants or other Transaction Documents or its rights hereunder to any lien or security interest of any kind whatsoever; and any such assignment, lien or security interest shall be absolutely void and unenforceable as against the Purchaser. All agreements, representations and warranties made herein or in writing otherwise in connection herewith shall survive the issuance of the Notes and the Warrants.

12.4 Expenses. Each of the parties hereto agrees to pay all of its expenses arising in connection with the negotiation, preparation, execution, delivery, administration, exercise of rights under and enforcement of, and any amendment, supplement or modification to, or waiver of any provision of, this Agreement, the Notes, the Warrants, and the Transaction Documents, including without limitation all documentary, stamp and similar taxes and assessments, all recording and filing fees and taxes charged by any governmental authority.

12.5 GAAP. All calculations after the Closing Date shall be made and all financial statements and data generated after the Closing Date and required hereby shall be prepared in accordance with GAAP (as in effect at the date of preparation) consistently applied, except as otherwise expressly provided herein.

12.6 Indemnification Generally. The Company and the Subsidiaries (collectively "Indemnifying Parties") agree to indemnify and hold harmless Purchaser, their respective Affiliates, partners, subsidiaries, directors, officers, employees, agents and representatives (collectively, the "Indemnified Parties") to the maximum extent permitted by law, from and against any and all liability (including, without limitation, reasonable legal fees incurred in defending against any such liability) under, arising out of or relating to this Agreement, the Notes, the Warrants and the other Transaction Documents, the transactions contemplated hereby or thereby or in connection herewith or therewith, and all action or failures to act and the transactions contemplated thereby, including (to the maximum extent permitted by law) any liability arising under Federal or state securities laws, except to the extent such liability shall result from any act or omission on the part of the Indemnified Parties constituting willful misconduct or gross negligence or the inaccuracy of representations in Section 9. The rights and obligations of the Indemnifying Parties under this Section 12.6 shall survive and continue to be in full force and effect notwithstanding the Notes or the Warrants not having been purchased, the repayment of the Notes, the expiration or repurchase of the Warrants or Warrant Shares and the termination of this Agreement. The Indemnifying Parties shall not be liable to the Indemnified Parties for any punitive, exemplary or consequential damages as a result of the transactions contemplated by this Agreement or the Transaction Documents.

12.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, without regard to principles of conflict of laws. The parties hereto hereby declare that it is their intention that this Agreement shall be regarded as made under the laws of the State of Arizona and that the laws of said State shall be applied in interpreting its provisions in all cases where legal interpretation shall be required.

12.8 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

12.9 Public Announcements. None of the parties hereto shall issue any press release or other public statement concerning the transactions provided for in this Agreement without the prior consent of the other parties, except to the extent required by applicable law, regulation or legal process.

12.10 Captions; Gender. The descriptive headings of the Sections of this Agreement are inserted for convenience only and shall not affect the meaning, construction or interpretation of any of the provisions hereof. The use of the masculine form of a pronoun shall be deemed, where appropriate, to include the masculine and feminine forms of such pronoun.

12.11 Legends. Certificates evidencing the shares of Common Stock issued upon any conversion of the Notes and/or exercise of the Warrants shall bear the following restrictive legend, in addition to any other legends determined to be necessary or appropriate in the Company's reasonable discretion:

> THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES OR BLUE SKY LAWS. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT.

12.12 Stockholder Approval Matters. The Company covenants and agrees to use commercially reasonable efforts to obtain, as promptly as practicable, any approvals of the Company's stockholders required under the Company's Organizational Documents, applicable law and/or the listing rules and regulations of the NASDAQ Capital Market in connection with the transactions contemplated by this Agreement. Following such approval (if obtained via written consent in compliance with the Company's Organizational Documents and applicable law), the Company covenants and agrees to use commercially reasonable efforts to file with the Securities and Exchange Commission, as promptly as practicable, an Information Statement on Schedule 14C describing this Agreement and the transactions contemplated hereby. The parties acknowledge and agree that the Purchaser shall not be entitled to convert any Notes, or exercise any Warrants, into shares of Common Stock, unless and until (i) any required stockholder approvals are obtained and (ii) the time period prescribed by Rule 14c-2 promulgated under the Exchange Act has expired.

12.13 Preparation of Document/Independent Counsel. After the Purchaser and the Company negotiated among themselves, this Agreement was prepared by Snell & Wilmer L.L.P, as legal counsel to the Company. Snell & Wilmer L.L.P. has not acted as legal counsel to any other party, including the Purchaser. The Purchaser acknowledges that it has had the opportunity to review this Agreement with its own legal counsel.

[Remainder of Page Intentionally Left Blank; Signature Page Follows]

If you are in agreement with the foregoing, please sign in the space provided below.

LIVEDEAL, INC., a Nevada corporation

By: Lawrence W. Tomsic
Lawrence W. Tomsic
Chief Financial Officer

The foregoing is hereby accepted and agreed to, as of the date first above written, by the Purchaser signing below.

PURCHASER:

ISAAC CAPITAL GROUP LLC, a Delaware limited liability company

By: ______________________
Name: JON ISAAC
Its:

EXHIBIT A

Form of Note